EXHIBIT 99.2

WORLD AIRWAYS TO LEASE ADDITIONAL MD-11 PASSENGER JET

PEACHTREE CITY, Ga. (Nov. 2, 2004) – World Airways, Inc. (NASDAQ: WLDA) has signed a letter of intent to lease an additional MD-11 wide-body aircraft from Delta Air Lines beginning in December for World’s international passenger fleet. The additional wide-body aircraft will expand World’s MD-11 fleet to nine passenger and three cargo aircraft for international service. Concurrent with the agreement for the additional aircraft, World also extended an existing MD-11 aircraft lease from Delta that was scheduled to expire in May 2005.

“The additional aircraft will allow us to continue our current level of passenger service for our primary customers, including the Air Mobility Command, after we return one DC-10 to its lessor,” said Randy Martinez, World’s president and chief executive officer.

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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